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                                                                    Exhibit 4.3

                            ARTICLES OF AMENDMENT TO
                        THE ARTICLES OF INCORPORATION OF
                           REPTRON ELECTRONICS, INC.

         Pursuant to Section 607.1003 and 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of REPTRON ELECTRONICS, INC. (the "Corporation"), are hereby amended according to these Articles of
Amendment:

         FIRST:  The name of the Corporation is REPTRON ELECTRONICS, INC.

         SECOND: The first paragraph of Article V, entitled Capital Stock, is hereby amended in its entirety to read as follows:

                 "The stock of the Corporation shall be divided into two classes: 50,000,000 shares of common stock having a par value of $.01 per share and 15,000,000 shares of preferred stock having a par value of $.10 per share."

         THIRD: The foregoing amendment was duly adopted by the directors of the Corporation on March 14, 1997 and by the shareholders of the Corporation on April 15, 1997.

         FOURTH: The number of votes cast for the amendment by the shareholders of the Corporation constitutes a sufficient number of votes to approve the amendment.

         IN WITNESS WHEREOF, the undersigned Vice President of the Corporation has executed this instrument this 6th day of June, 1997.


                                        /s/  Paul Plante
                                       ------------------------------
                                       Paul J. Plante, Vice President